Actuarial Opinion

This opinion is furnished in connection with the registration of the individual flexible premium variable universal life policy of the Carillon Life Account of The Union Central Life Insurance
Company, file number 33-36220.

I am familiar with the terms of the Registration Statement and the accompanying exhibits. The prospectus included in the Registration
Statement describes the policy issued by Union Central.   In my
professional opinion, as to the illustrations included in the Registration Statement:

  1. The illustrations of cash surrender values, cash values, death benefits, and/or any other values illustrated are consistent with the provisions of the policy and Union
     Central's administrative procedures.

  2. The rate structure of the policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected so as to make the relationship between premiums and benefits, as shown in the ilustrations, appear to be materially more favorable than for any other prospective purchaser with different assumptions.

  3. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the policy is sold.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

/s/ Kristal E. Hambrick

Kristal E. Hambrick, MAAA, FSA,
Vice President and Actuary,
The Union Central Life Insurance Company

April 30, 2004